Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On October 1, 2015, DTS, Inc. (“DTS”) completed the acquisition of iBiquity Digital Corporation, a Delaware corporation (“iBiquity”), pursuant to the Agreement and Plan of Merger, dated August 31, 2015 (the “Merger Agreement”), by and among DTS; Wavelength Acquisition Corp., a Delaware corporation and wholly owned subsidiary of DTS (the “Merger Sub”); iBiquity; the lenders’ representative; and the lenders named therein. Pursuant to the Merger Agreement, at the effective time, Merger Sub was merged with and into iBiquity, with iBiquity surviving as a wholly owned subsidiary of the Company (the “Merger”). In connection with the Merger, DTS paid approximately $172 million in cash, plus an amount equal to acquired short-term investments. This consideration is subject to certain working capital and other adjustments as set forth in the Merger Agreement.

On October 1, 2015, in connection with the consummation of the Merger, DTS entered into a new credit agreement with Wells Fargo Bank, National Association (“Wells Fargo”) and other lenders, under which DTS borrowed $125 million under a term loan and $35 million under a revolving line of credit. The proceeds from this credit agreement were used, together with cash and cash equivalents on hand, to finance the Merger and repay the $25 million of debt under the previous credit agreement with Wells Fargo, entered into on September 29, 2014.

iBiquity is the exclusive developer and licensor of HD Radio technology, the sole FCC-approved method for upgrading AM/FM broadcasting from analog to digital. HD Radio technology provides compelling benefits, including improved audio quality, expanded content choices and new digital data services such as album cover art, weather and real-time traffic updates. iBiquity’s partners include leading automakers, consumer electronics and broadcast equipment manufacturers, radio broadcasters, integrated circuit and electronic component manufacturers and retailers. DTS believes that this Merger will extend its strategy of delivering a personalized, immersive and compelling audio experience across the network-connected entertainment value chain and will complement its existing suite of technology and content delivery solutions while enabling it to strengthen its position in the large automotive market.

The following unaudited pro forma condensed combined financial information (“pro forma financial information”) combines the historical consolidated financial statements of DTS and iBiquity. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the Merger, and with respect to the statement of operations only, expected to have a continuing impact on consolidated results of operations. Specifically, the pro forma financial information gives effect to the following:

•                  The consummation of the Merger and allocation of purchase price; and

•                  The receipt of $160 million in new borrowings to finance a portion of the Merger and repayment of $25 million previous debt outstanding.

DTS and iBiquity have different fiscal year ends. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 combines DTS’ historical audited consolidated statement of operations for the year ended December 31, 2014 with iBiquity’s historical unaudited consolidated statement of operations that has been derived by adding the historical audited consolidated statement of operations for the year ended September 30, 2014 to the historical unaudited condensed consolidated statement of operations for the quarter ended December 31, 2014, less the historical unaudited condensed consolidated statement of operations for the quarter ended December 31, 2013. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2015 combines DTS’ historical unaudited condensed consolidated statement of operations for the six months ended June 30, 2015 with iBiquity’s historical unaudited condensed consolidated statements of operations for the quarters ended March 30, 2015 and June 30, 2015. The unaudited pro forma condensed combined statements of operations are presented as if the Merger had occurred on January 1, 2014.

The unaudited pro forma condensed combined balance sheet combines DTS’ historical unaudited condensed consolidated balance sheet as of June 30, 2015 with iBiquity’s historical unaudited condensed consolidated balance sheet as of June 30, 2015. The unaudited pro forma condensed combined balance sheet as of June 30, 2015 is presented as if the Merger occurred on June 30, 2015.

This pro forma financial information should be read in conjunction with:

•                  the accompanying notes to the pro forma financial information;

•                  DTS’ separate audited historical consolidated financial statements and notes as of and for the year ended December 31, 2014 (included on Form 10-K filed with the Securities and Exchange Commission on March 16, 2015) and unaudited historical condensed consolidated financial statements and notes as of and for the period ended June 30, 2015 (included on Form 10-Q filed with the Securities and Exchange Commission on August 10, 2015); and

•                  iBiquity’s separate audited historical consolidated financial statements and notes as of and for the years ended September 30, 2014 and 2013 (included as Exhibit 99.1 in this Current Report on Form 8-K) and unaudited historical condensed consolidated financial statements and notes as of and for the period ended June 30, 2015 (included as Exhibit 99.2 in this Current Report on Form 8-K).

The pro forma financial information has been prepared for illustrative purposes only. The pro forma adjustments are based on estimates using information available at the time of this report. The pro forma financial information is not necessarily indicative of what the financial position or results of operations actually would have been had the Merger been completed at the dates indicated, and include pro forma adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The financial position and results of operations shown are not necessarily indicative of what the past financial position and results of operations of the combined company would have been nor indicative of the financial position and results of operations of future periods. Additionally, the pro forma condensed combined income tax provision does not necessarily reflect the amounts that would have resulted had DTS and iBiquity filed consolidated income tax returns during the periods presented. The pro forma financial information does not give consideration to the impact of possible revenue enhancements, synergies, expense efficiencies, strategy modifications, asset dispositions or other actions that may result from the Merger.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2015

(Amounts in thousands)

	DTS, Inc.	iBiquity Digital Corporation	Pro Forma Adjustments		Combined Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$55,204	$4,818	$(50,418)	(a)	$9,604
Short-term investments	32,266	5,000	-		37,266
Accounts receivable, net	16,610	5,191	-		21,801
Deferred income taxes	12,066	-	-		12,066
Prepaid expenses and other current assets	3,610	3,217	641	(b)	7,468
Income taxes receivable	2,375	-	-		2,375
Total current assets	122,131	18,226	(49,777)		90,580
Property and equipment, net	26,903	1,076	-		27,979
Intangible assets, net	43,827	3,376	117,604	(c)	164,807
Goodwill	50,356	33,164	27,461	(d)	110,981
Deferred income taxes	29,028	-	-		29,028
Other long-term assets	2,705	378	2,782	(b)	5,865
Total assets	$274,950	$56,220	$98,070		$429,240

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,596	$496	$-		$3,092
Accrued expenses	10,270	10,774	3,500	(e)	24,544
Deferred revenue	9,759	5,060	(4,917)	(f)	9,902
Income taxes payable	51	-	-		51
Current portion of long-term debt	7,500	138,301	(123,801)	(g)(h)	22,000
Current portion of interest payable on long-term debt	-	32,072	(32,072)	(h)	-
Management incentive plan liability	-	15,450	(15,450)	(h)	-
Total current liabilities	30,176	202,153	(172,740)		59,589
Long-term debt	17,500	-	120,500	(g)	138,000
Deferred income taxes	-	-	8,054	(i)	8,054
Other long-term liabilities	12,105	-	-		12,105

Redeemable convertible preferred stock
Series E redeemable convertible preferred stock	-	126,623	(126,623)	(j)	-
Series D redeemable convertible preferred stock	-	12,023	(12,023)	(j)	-
Series C redeemable convertible preferred stock	-	144,404	(144,404)	(j)	-
Series A redeemable convertible preferred stock	-	28,890	(28,890)	(j)	-

Stockholders’ equity (deficit):
Common stock	3	99	(99)	(j)	3
Additional paid-in capital	253,123	-	-		253,123
Treasury stock, at cost	(111,331)	-	-		(111,331)
Accumulated other comprehensive income	810	-	-		810
Retained earnings (accumulated deficit)	72,564	(457,972)	454,295	(k)	68,887
Total stockholders’ equity	215,169	(457,873)	454,196		211,492

Total liabilities and stockholders’ equity	$274,950	$56,220	$98,070		$429,240

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Six Months Ended June 30, 2015

(Amounts in thousands, except per share amounts)

	DTS, Inc.	iBiquity Digital Corporation	Pro Forma Adjustments		Combined Pro Forma

Revenue	$68,363	$24,663	$(1,324)	(l)	$91,702
Cost of revenue	5,527	2,681	5,191	(m)	13,399
Gross profit	62,836	21,982	(6,515)		78,303
Operating expenses:
Selling, general and administrative	37,969	16,539	(5,607)	(n)	48,901
Research and development	19,239	4,982	140	(o)	24,361
Total operating expenses	57,208	21,521	(5,467)		73,262
Operating income	5,628	461	(1,048)		5,041
Interest and other expense, net	(619)	(11,871)	9,678	(p)	(2,812)
Mark-to-market adjustments on warrants	-	10,897	(10,897)	(q)	-
Income (loss) before income taxes	5,009	(513)	(2,267)		2,229
Income tax provision	1,668	293	(793)	(r)	1,168
Net income (loss)	$3,341	$(806)	$(1,474)		$1,061

Net income per common share:
Basic	$0.19				$0.06
Diluted	$0.18				$0.06

Weighted average shares used to compute net income per common share:
Basic	17,521				17,521
Diluted	18,326				18,326

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Year Ended December 31, 2014

(Amounts in thousands, except per share amounts)

	DTS, Inc.	iBiquity Digital Corporation	Pro Forma Adjustments		Combined Pro Forma

Revenue	$143,913	$46,317	$(940)	(l)	$189,290
Cost of revenue	11,095	3,288	10,381	(m)	24,764
Gross profit	132,818	43,029	(11,321)		164,526
Operating expenses:
Selling, general and administrative	78,570	16,537	1,530	(n)	96,637
Research and development	37,298	11,812	280	(o)	49,390
Change in fair value of contingent consideration	400	-	-		400
Total operating expenses	116,268	28,349	1,810		146,427
Operating income	16,550	14,680	(13,131)		18,099
Interest and other expense, net	(413)	(22,062)	18,229	(p)	(4,246)
Mark-to-market adjustments on warrants	-	14,499	(14,499)	(q)	-
Income before income taxes	16,137	7,117	(9,401)		13,853
Income tax benefit	(11,006)	(341)	(3,290)	(r)	(14,637)
Net income	$27,143	$7,458	$(6,111)		$28,490

Net income per common share:
Basic	$1.58				$1.66
Diluted	$1.55				$1.62

Weighted average shares used to compute net income per common share:
Basic	17,180				17,180
Diluted	17,561				17,561

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1—Pro Forma Basis of Presentation

The Merger is reflected in the unaudited pro forma condensed combined financial statements as being accounted for under the acquisition method of purchase accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations (ASC 805). Under the acquisition method, the total estimated purchase price of the acquired company is allocated to the assets acquired and the liabilities assumed based on their fair values at the date of acquisition. The preliminary allocation of the purchase price in the unaudited pro forma condensed combined financial statements is presented as if the Merger had been completed on June 30, 2015 and reflects other significant estimates and assumptions. Due to the fact that the unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates, the final amounts recorded may differ materially from the information presented. The allocation of purchase consideration is subject to change based on further review of the fair value of the assets acquired and liabilities assumed. A final determination of the purchase price allocation and fair values will be based on the assets acquired and the liabilities assumed on the actual date of consummation of the Merger, which was October 1, 2015.

Under ASC 805, acquisition-related transaction costs (such as advisory, legal and other professional fees) are not included as a component of consideration transferred and have been excluded from the unaudited pro forma condensed combined statements of operations. DTS estimates that approximately $3.5 million of transaction costs would have been accrued and due upon consummation of the Merger or shortly thereafter, which is not reflected in DTS’ condensed consolidated balance sheet as of June 30, 2015. The liability related to these costs has been included in the unaudited pro forma condensed combined balance sheet as of June 30, 2015. There were no intercompany balances or transactions between DTS and iBiquity as of the dates and for the periods of these unaudited pro forma condensed combined financial statements.

Certain reclassification adjustments have been made to iBiquity’s standalone historical financial statements presented within the pro forma financial information to conform the presentation of iBiquity’s historical reported balances to DTS’ historical financial statements’ basis of presentation. The adjustments were primarily to combine the marketing caption with the general and administrative caption on iBiquity’s historical statements of operations presented within the pro forma financial information into one caption called selling, general and administrative. There were no adjustments made to conform iBiquity’s historical accounting policies to DTS’ as such adjustments were considered immaterial for the periods presented.

DTS, together with the management of iBiquity, is developing a plan to integrate the operations of the two companies after the Merger. In connection with that plan, management anticipates that certain non-recurring charges, such as operational relocation expenses, employee severance costs, product rebranding and consulting expenses, may be incurred in connection with this integration. Management cannot identify the timing, nature and amount of such charges at this time. Any such charge will affect the results of the combined company in the future period in which such charges are incurred. The pro forma financial information does not include the effects of the costs associated with any restructuring or other integration activities resulting from the Merger. Additionally, the pro forma financial information does not include the realization of any cost savings from anticipated operating efficiencies, synergies or other activities which might result from the Merger.

Note 2—Preliminary Allocation of Purchase Price and Calculation of Goodwill

As discussed in Note 1, DTS has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates assuming the Merger was completed on June 30, 2015. These preliminary estimates are subject to change and the final purchase price allocation may differ significantly from the information presented herein.

The preliminary purchase price shown below includes $5.0 million of short-term investments on iBiquity’s historical balance sheet as of June 30, 2015. As of October 1, 2015, such short-term investments were $4.0 million. All short-term investments acquired from iBiquity were liquidated shortly after the acquisition date.

DTS’ preliminary purchase price allocation is as follows (amounts in thousands):

	Weighted Average		Net Assets of
	Estimated Useful		iBiquity as of
	Life (years)		June 30, 2015
Short-term investments			$5,000
Accounts receivable			5,191
Prepaid expenses and other current assets			3,217
Property and equipment, net			1,076
Goodwill			60,625
Identifiable intangible assets:
Customer relationships	10	70,220
Developed technology	10	33,590
Tradenames	10	9,590
In-process research and development (IPR&D)		7,580
Total identifiable intangible assets			120,980
Other long-term assets			378
Accounts payable			(496)
Accrued expenses			(10,774)
Deferred revenue			(143)
Deferred income taxes, net			(8,054)
Total preliminary purchase price			$177,000

Identifiable intangible assets.  Customer relationships represent existing relationships with the suppliers of auto receivers, automakers, integrated circuit and electronic component manufacturers, broadcast equipment manufacturers, radio broadcasters and others. Developed technology relates to the underlying HD Radio technology and existing features that have reached technological feasibility. Tradenames are primarily related to the HD Radio consumer brand name. Finite-lived identifiable intangible assets will be amortized on a straight-line basis over their estimated useful lives.

Goodwill.  Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets acquired. Goodwill will be tested for impairment at least annually or more frequently if certain indicators are present. In the event management of DTS determines that the value of goodwill has become impaired, DTS would incur an impairment loss for the amount of impairment during the quarter in which the determination is made.

Note 3—Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows (amounts in thousands):

(a)	The pro forma financial information reflects that DTS financed the Merger with a combination of cash and debt. The pro forma adjustments to the cash balance are summarized as follows:

Sources of Cash
Debt issuance from new credit agreement (refer to note (g))	$160,000

Uses of Cash
Payoff existing debt under old credit agreement (refer to note (g))	(25,000)
Payment of estimated debt issuance costs (refer to note (b))	(3,600)
Payment of merger consideration	(177,000)
Total uses of cash	(205,600)

Reflect elimination of iBiquity historical cash balance	(4,818)

Total adjustments to cash	$(50,418)

The payment of merger consideration above includes $5,000 for acquired short-term investments on iBiquity’s historical balance sheet as of June 30, 2015. As of October 1, 2015, such short-term investments were $4,000. All short-term investments acquired from iBiquity were liquidated shortly after the acquisition date.

(b)

To reflect debt issuance costs associated with new debt issuance and the write-off of existing debt issuance costs. Refer to note (g) for additional information on debt. Debt issuance costs are assumed to be recorded as assets and amortized on a straight-line basis over the term of the loan, which is assumed to be 5 years.

Debt issuance costs classified as other current assets:
Capitalization of estimated new debt issuance costs	$720
Write-off of remaining existing debt issuance costs	(79)
Net increase in short-term debt issuance costs	$641
Debt issuance costs classified as other long-term assets:
Capitalization of estimated new debt issuance costs	$2,880
Write-off of remaining existing debt issuance costs	(98)
Net increase in long-term debt issuance costs	$2,782

(c)	To reflect adjustments in acquired intangible assets, net

To eliminate iBiquity historical acquired intangible assets	$(3,376)
To record the estimated fair value of acquired identifiable intangible assets	120,980
Net impact on intangible assets, net	$117,604

(d)	To reflect adjustments in goodwill

To eliminate iBiquity historical goodwill	$(33,164)
To record the estimated fair value of acquired goodwill	60,625
Net impact on goodwill	$27,461

(e)	To reflect in accrued expenses estimated DTS transaction costs due upon the closure of the transaction or shortly thereafter.

(f)	To reflect an adjustment to the fair value of acquired deferred revenue as part of purchase accounting.

(g)

The pro forma financial information reflects the impact of the new credit facility entered into by DTS which helped finance the Merger and pay off its existing credit facility. The adjustments to debt are summarized as follows:

Current portion of long-term debt
New debt issuance	$22,000
Pay-off of existing debt	(7,500)
Net increase in outstanding debt, current portion	$14,500
Long-term debt
New debt issuance	$138,000
Pay-off of existing debt	(17,500)
Net increase in outstanding debt, long-term	$120,500

Under the new credit facility, payments of approximately $5,500 are due quarterly over 5 years, with the remaining balance under the facility due at the end of the 5 year term.

(h)	To reflect elimination of iBiquity’s historical management incentive plan liability and debt, which were not assumed in the Merger.

(i)	To reflect adjustments to deferred income tax assets and liabilities:

To reflect estimated deferred income tax liability associated with purchase accounting adjustments, calculated using an estimated statutory tax rate of 35%.
Estimated deferred income tax liability related to intangible assets	$41,161
Estimated deferred income tax liability related to deferred revenue	1,721
Purchase accounting adjustments impacting deferred income tax liabilities	$42,882

To reflect estimated adjustments to deferred income tax assets upon consummation of Merger.
To recorded estimated acquired net deferred income tax assets	$155,621
To eliminate iBiquity’s historical net operating loss carryforward	(120,793)
Acquired net deferred income tax assets	$34,828

Total impact on deferred income tax liabilities, net	$8,054

In connection with the acquisition of iBiquity, DTS acquired approximately $121,000 of net operating loss carryforwards (on a tax effected basis) that are likely to be subject to significant limitations. This amount consists of both federal and state net operating loss carryforwards, but primarily relates to federal net operating loss carryforwards. Management is currently evaluating the amount of operating loss carryforwards that can potentially be utilized. Based on a preliminary assessment, management believes that the available net operating loss carryforwards that can potentially be utilized falls within a range of $0 to $41,000 (on a tax effected basis). The unaudited pro forma condensed combined balance sheet has been prepared assuming that none of the operating loss carryforwards will be available for use. The actual amount of net operating loss carryforwards determined to be available may differ materially from the preliminary estimates presented.

(j)	To reflect the elimination of iBiquity’s historical common stock and convertible preferred stock.

(k)	To reflect adjustments to retained earnings (accumulated deficit):

To eliminate iBiquity’s historical accumulated deficit	$457,972
To reflect estimated DTS transaction costs due upon the closure of the transaction or shortly thereafter (refer to note (e))	(3,500)
Write-off of existing debt issuance costs (refer to note (b))	(177)
Total adjustment to retained earnings (accumulated deficit)	$454,295

(l)	To reflect adjustments to revenue as a result of the deferred revenue liability being adjusted to its fair market value.

For the six months ended June 30, 2015:
To eliminate historical iBiquity revenue amortized from deferred revenue balance	$(1,353)
To record estimated iBiquity revenue amortized from adjusted deferred revenue balance	29
Net impact to revenue	$(1,324)
For the year ended December 31, 2014:
To eliminate historical iBiquity revenue amortized from deferred revenue balance	$(997)
To record estimated iBiquity revenue amortized from adjusted deferred revenue balance	57
Net impact to revenue	$(940)

(m)	To record estimated amortization of identified finite-lived intangibles acquired classified in cost of revenue.

(n)	To reflect adjustments to SG&A.

For the six months ended June 30, 2015:
To eliminate historical iBiquity amortization of finite-lived intangibles	$(241)
To record estimated amortization of identified finite lived intangibles acquired classified in SG&A	514
To eliminate iBiquity’s historical incentive compensation expense associated with its management incentive plan, which was not assumed in the Merger	(6,230)
To record estimated stock-based compensation expense associated with stock awards granted by DTS to iBiquity employees	350
Total adjustments to SG&A for the six months ended June 30, 2015	$(5,607)

For the year ended December 31, 2014:
To eliminate historical iBiquity amortization of finite-lived intangibles	$(481)
To record estimated amortization of identified finite lived intangibles acquired classified in SG&A	1,027
To eliminate iBiquity’s historical incentive compensation expense associated with its management incentive plan, which was not assumed in the Merger	284
To record estimated stock-based compensation expense associated with stock awards granted by DTS to iBiquity employees	700
Total adjustments to SG&A for the year ended December 31, 2014	$1,530

(o)	To record estimated stock-based compensation expense associated with stock awards granted by DTS to iBiquity employees.

(p)	To reflect adjustments to interest and other expense, net.

For the six months ended June 30, 2015:
To eliminate DTS historical interest expense on old debt	$148
To eliminate DTS historical amortization of historical debt issuance costs	38
To reflect estimated interest expense associated with the new debt (an interest rate of LIBOR plus 2%, or approximately 2.2%, was assumed)	(1,760)
To reflect estimated amortization of debt issuance costs associated with the new debt	(360)
To eliminate iBiquity’s historical interest expense on debt	11,612
Incremental reduction in interest and other expense, net	$9,678

For the year ended December 31, 2014:
To eliminate DTS historical interest expense on old debt	$349
To eliminate DTS historical amortization of historical debt issuance costs	21
To reflect estimated interest expense associated with the new debt (an interest rate of LIBOR plus 2%, or approximately 2.2%, was assumed)	(3,520)
To reflect estimated amortization of debt issuance costs associated with the new debt	(720)
To eliminate iBiquity’s historical interest expense on debt	22,099
Incremental reduction in interest and other expense, net	$18,229

The interest rate on the new debt is variable and fluctuates based upon changes in various underlying interest rates and other factors. A 1/8 percent (or 0.125%) variance in interest rates would result in a change in interest expense of approximately $200 and $100 for annual and six months interest expense, respectively.

(q)	To eliminate iBiquity’s historical mark-to-market adjustments on warrants.

(r)	To reflect the tax effects of adjustments using an estimated statutory tax rate of 35%.